UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Oracle Corporation

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500 Oracle Parkway

Redwood City, California 94065

August 30, 2005

To our Stockholders:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Oracle Corporation. Our Annual Meeting will be held on Monday, October 10, 2005, at 10:00 a.m., in the Oracle Conference Center, located at 350 Oracle Parkway, Redwood City, California.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2005 Annual Meeting of Stockholders and proxy statement.

Included with this proxy statement is a copy of our Annual Report on Form 10-K for fiscal year 2005. We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements.

Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote electronically via the Internet or telephone. See “How Do I Vote?” in the proxy statement for more details. Returning the proxy or voting electronically does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting. If you cannot attend the meeting, we invite you to watch the proceedings via webcast by going to http://www.oracle.com/investor.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Lawrence J. Ellison

Chief Executive Officer

500 Oracle Parkway

Redwood City, California 94065

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Monday, October 10, 2005.

PLACE	Oracle Conference Center
350 Oracle Parkway
Redwood City, CA 94065

LIVE WEBCAST	Available on our web site at http://www.oracle.com/investor, starting at 10:00 a.m., Pacific Time, on Monday, October 10, 2005.

ITEMS OF BUSINESS	(1) To elect a Board of Directors to serve for the ensuing year.

(2) To approve the adoption of the Fiscal Year 2006 Executive Bonus Plan.

(3) To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2006.

(4) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	In order to vote, you must have been a stockholder at the close of business on August 15, 2005.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

Daniel Cooperman
Senior Vice President, General Counsel & Secretary
August 30, 2005

ORACLE CORPORATION

2005 ANNUAL MEETING

PROXY STATEMENT

PROXY STATEMENT

August 30, 2005

We are providing these proxy materials in connection with Oracle Corporation’s 2005 Annual Meeting of Stockholders. This proxy statement, the accompanying proxy card or voter instruction card and our 2005 Annual Report on Form 10-K were first mailed to stockholders on or about September 2, 2005. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Oracle is soliciting your vote at the 2005 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

You will be voting on:

•	Election of directors;

•	Approval of the Fiscal Year 2006 Executive Bonus Plan;

•	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2006; and

•	Any other business that may properly come before the meeting.

What are the Board of Directors’ recommendations?

The Board recommends a vote:

•	for the election of directors;

•	for the approval of the adoption of the Fiscal Year 2006 Executive Bonus Plan;

•	for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2006; and

•	for or against other matters that come before the Annual Meeting, as the proxy holders deem advisable.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set August 15, 2005, as the record date for the Annual Meeting (the “record date”). All stockholders who owned Oracle common stock at the close of business on August 15, 2005, may attend and vote at the Annual Meeting.

How many votes do I have?

You will have one vote for each share of Oracle’s common stock you owned at the close of business on the record date, provided those shares are either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and beneficial owner?

Most stockholders of Oracle hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.    If your shares are registered directly in your name with Oracle’s transfer agent, Computershare Ltd. (formerly EquiServe), you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by Oracle. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

How many votes can be cast by all stockholders?

Each share of Oracle common stock is entitled to one vote. There is no cumulative voting. We had 5,166,187,675 shares of common stock outstanding and entitled to vote on the record date.

How many votes must be present to hold the Annual Meeting?

A majority of Oracle’s outstanding shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect directors and adopt the other proposals?

Directors are elected by a plurality of the votes cast. This means that the eleven individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected; nominees do not need to receive a majority to be elected. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. Your shares will be counted for purposes of determining whether there is a quorum, but it will have no effect on the election of those nominees.

The approval of the Fiscal Year 2006 Bonus Plan and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm each requires the affirmative vote of a majority of the shares of Oracle common stock represented at the Annual Meeting and entitled to vote on the matter in order to be approved. If you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters.

If you do not provide voting instructions to your broker and the broker has indicated on the proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires a majority of the votes cast. With respect to a proposal that requires a majority of the outstanding shares (of which there are none for this Annual Meeting), a broker non-vote has the same effect as a vote against the proposal.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this proxy statement, vote by telephone or vote on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to the Secretary of Oracle, specifying such revocation. You may change your vote by timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet or by voting by ballot at the Annual Meeting.

What does it mean if I receive more than one proxy or voting instruction card?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend. Each stockholder may also bring one guest to the meeting if there is space available.

What do I need to attend the Annual Meeting and when should I arrive?

In order to be admitted to the Annual Meeting, a stockholder must present an admission ticket or proof of ownership of Oracle stock on the record date. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and an admission ticket to be admitted. Stockholders and proxyholders must also present a form of photo identification such as a driver’s license.

An admission ticket is on the back cover page of your proxy statement. If you plan to attend the Annual Meeting, please keep this ticket and bring it with you to the Annual Meeting. If you receive this proxy statement electronically, you can obtain a ticket in advance of the Annual Meeting by printing the final page of this proxy statement. If a stockholder does not bring an admission ticket, proof of ownership of Oracle stock on the record date will be needed to be admitted. If your shares are held in the name of a bank, broker or other holder of record, a brokerage statement or letter from a bank or broker is an example of proof of ownership.

Admission to the Annual Meeting will begin at 9:00 a.m. Seating will be limited. In order to ensure that you are seated by the commencement of the Annual Meeting at 10:00 a.m., we recommend you arrive early.

The Annual Meeting will be held at 350 Oracle Parkway, Redwood City, California. When you arrive here, signs will direct you to the appropriate meeting rooms. Please note that due to security reasons, all bags will be subject to search, and all persons who attend the meeting will be required to pass through a metal detection monitor. We will be unable to admit anyone who does not comply with these security procedures. Cameras and other recording devices will not be permitted in the meeting rooms.

Can I watch the Annual Meeting on the Internet?

Yes, our Annual Meeting also will be webcast on October 10, 2005. You are invited to visit http://www.oracle.com/investor, at 10:00 a.m., Pacific Time, to view the live webcast of the Annual Meeting. An archived copy of the webcast also will be available on our website through October 17, 2005.

Who pays for the proxy solicitation and how will Oracle solicit votes?

We will bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for such solicitation. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

How can I access Oracle’s proxy materials and annual report electronically?

The proxy statement and our 2005 Annual Report on Form 10-K are available on our website at http://www.oracle.com/investor. Instead of receiving copies of Oracle’s future annual reports and proxy materials by mail, stockholders can elect to receive an email that will provide electronic links to these documents. Opting to receive your future proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site. See http://www.oracle.com/investor to enroll for electronic delivery.

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote at this meeting for ten days prior to the meeting for any purpose relevant to the meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m. at our principal executive offices at 500 Oracle Parkway, Redwood City, California. Please contact Oracle’s Secretary to make arrangements.

How do I find out the voting results?

We have engaged Automatic Data Processing, Inc. to serve as the independent inspector of election for the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending November 30, 2005, which we will file with the SEC. We will also post the results of the voting on our website at http://www.oracle.com/corporate/investor_relations/ProxyResults.html. After the Form 10-Q is filed, you may obtain a copy by visiting our website or contacting our Investor Relations department by calling 650-506-4073, by writing to Investor Relations, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065 or by sending an email to investor_us@oracle.com.

What if I have questions about lost stock certificates or I need to change my mailing address?

Stockholders may contact Oracle’s transfer agent, Computershare Ltd. (formerly EquiServe), by calling 1-877-282-1168 or writing to EquiServe Trust Company, N.A., c/o Computershare Investor Services, P.O. Box 43010, Providence, Rhode Island 02940-3010, or visit their website at www.computershare.com/equiserve to get more information about these matters.

HOW DO I VOTE ?

Your vote is important.    You may vote by telephone, on the Internet, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities are available now, will be available 24 hours a day and will close at 8:59 p.m., Pacific Time, on October 9, 2005.

Vote by Telephone

You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote on the Internet

You also can choose to vote on the Internet. The web site for Internet voting is http://www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials. If you vote on the Internet, please note that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that you will be responsible for.

Vote by Mail

If you choose to vote by mail, simply mark your proxy card or voting instruction card, date and sign it, and return it to ADP Investor Communications Services in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Oracle Corporation, c/o ADP Investor Communications Services, 51 Mercedes Way, Edgewood, New Jersey 11717.

Voting at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. If you sign and return your proxy card or voting instruction card but do not give voting instructions, the shares represented by that proxy card or voting instruction card will be voted as recommended by the Board of Directors.

BOARD OF DIRECTORS

Incumbent Directors

Information concerning our incumbent directors, all of whom have been nominated for election at the Annual Meeting, is set forth below.

Jeffrey O. Henley, 60, has served as the Chairman of the Board since January 2004 and as a director since June 1995. Mr. Henley served as an Executive Vice President and Chief Financial Officer from March 1991 to July 2004. Mr. Henley has been a member of the Executive Committee since July 1995. Prior to joining us, he served as Executive Vice President and Chief Financial Officer of Pacific Holding Company, a privately-held company with diversified interests in manufacturing and real estate, from August 1986 to February 1991. He also serves as a director of CallWave, Inc.

Lawrence J. Ellison, 61, has been Chief Executive Officer and a director since he founded Oracle in June 1977. Mr. Ellison served as Chairman of the Board from May 1995 to January 2004 and from May 1990 to October 1992 and President from May 1978 to July 1996. Mr. Ellison has been a member of the Executive Committee since December 1985.

Donald L. Lucas, 75, has served as a director since March 1980. He has been a member and Chairman of the Executive Committee since December 1985, a member of the Finance and Audit Committee (the “F&A Committee”) since December 1982, Chairman of the F&A Committee since 1987 and a member of the Independent Committee for Review of Interested Transactions (the “Independent Committee”) since October 1999. He was Chairman of the Board from October 1980 to May 1990. He has been a self-employed venture capitalist since 1960. He also serves as a director of Cadence Design Systems Inc., Macromedia, Inc., DexCom, Inc. and 51job, Inc.

Michael J. Boskin, 59, has served as a director since April 1994. He has been a member of the F&A Committee since July 1994 and Vice Chair of the F&A Committee since August 2005. He has been a member of the Governance Committee since July 1994. Dr. Boskin is the Tully M. Friedman Professor of Economics and Hoover Institution Senior Fellow at Stanford University, where he has been on the faculty since 1971. He is Chief Executive Officer and President of Boskin & Co., Inc., a consulting firm. He was Chairman of the President’s Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin also serves as a director of Exxon Mobil Corporation and Vodafone Group, PLC.

Jack F. Kemp, 70, has served as a director since December 1996 and previously served as a director of Oracle from February 1995 until September 1996. Mr. Kemp is the chairman of Kemp Partners, a strategic consulting firm he founded in July 2002. From July 2004 to February 2005, Mr. Kemp was a Co-Chairman of FreedomWorks Empower America, a non-profit grassroots advocacy organization. From January 1993 until July 2004, Mr. Kemp was Co-Director of Empower America, which merged with Citizens for a Sound Economy to form FreedomWorks Empower America. Mr. Kemp served as a member of Congress for 18 years and as Secretary of Housing and Urban Development from February 1989 until January 1993. In 1996, Mr. Kemp was the Republican candidate for Vice President of the United States. Mr. Kemp also serves as a director of Hawk Corporation, IDT Corporation, CNL Hotels and Resorts, Inc. and InPhonic, Inc.

Jeffrey S. Berg, 58, has served as a director since February 1997. He has been a member of the Compensation Committee and the Nomination and Governance Committee (the “Governance Committee”) since October 2001. Mr. Berg has been an agent in the entertainment industry for over 35 years and the Chairman and Chief Executive Officer of International Creative Management, Inc., a talent agency for the entertainment industry, since 1985. He has served as Co-Chair of California’s Council on Information Technology and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley. He is on the Board of Trustees of the Anderson School of Management at the University of California at Los Angeles.

Safra A. Catz, 43, has been a President since January 2004 and has served as a director since October 2001. She served as an Executive Vice President from November 1999 to January 2004 and Senior Vice President from April 1999 to October 1999.

Hector Garcia-Molina, 51, has served as a director since October 2001. Mr. Garcia-Molina has been a member of the Compensation Committee and the Independent Committee since August 2005. He has been the Leonard Bosack and Sandra Lerner Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995 and served as Chairman of the Department of Computer Science from January 2001 to December 2004. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was the Director of the Computer Systems Laboratory at Stanford University. Mr. Garcia-Molina also serves as a director of Kintera Inc.

Joseph A. Grundfest, 53, has served as a director since October 2001. Mr. Grundfest has been a member of the F&A Committee since October 2001 and a member and Chairman of the Compensation Committee since August 2005. He is the William A. Franke Professor of Law and Business at Stanford Law School, where he has been on the faculty since January 1990. Prior to coming to Stanford, Mr. Grundfest was a Commissioner of the SEC from 1985 until 1990.

H. Raymond Bingham, 59, has served as a director and a member of the F&A Committee since November 2002. Mr. Bingham has been a member and Chairman of the Independent Committee since July 2003 and a member and Chairman of the Governance Committee since August 2005. Mr. Bingham was Executive Chairman of the Board of Directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005 and served as a director of Cadence from November 1997 to July 2005. Prior to being Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Before joining Cadence in 1993, Mr. Bingham served, for eight years, as Executive Vice President and Chief Financial Officer for Red Lion Hotels, Inc., where he was also responsible for corporate business development. Mr. Bingham also serves as a director of KLA Tencor Corporation and Freescale Semiconductor, Inc.

Charles E. Phillips, Jr., 46, has been a President and has served as a director since January 2004. He served as Executive Vice President Strategy, Partnerships, and Business Development, from May 2003 to January 2004. Prior to joining us, Mr. Phillips was with Morgan Stanley & Co. Incorporated, a global investment bank, where he was a Managing Director from November 1995 to May 2003 and a Principal from December 1994 to November 1995. From 1986 to 1994, Mr. Phillips worked at various investment banking firms on Wall Street. Prior to that, Mr. Phillips served as a Captain in the United States Marine Corps as an information technology officer. Mr. Phillips also serves as a director of Viacom Inc. and 51job, Inc.

Board Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman, Chief Executive Officer, Presidents, Secretary and other officers and employees, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees. The Board met 15 times during fiscal year 2005: four of which were at regularly scheduled meetings and 11 of which were at special meetings. Each director attended at least 75% of all Board meetings in fiscal year 2005.

Committees, Membership and Meetings

The current standing committees of the Board are the Executive Committee, the Finance and Audit Committee, the Nomination and Governance Committee, the Compensation Committee and the Independent Committee for Review of Interested Transactions. In August 2005, the Board integrated the Acquisition Committee into the F&A Committee.

In August 2005, the Board changed the membership of various Board committees in order to redistribute board governance responsibilities to a broader group of independent directors. The tables below provide current membership information and membership information during fiscal year 2005, as well as fiscal year 2005 meeting information for each such Board committee. In fiscal year 2005, each committee member attended at least 75% of the total meetings of the Board and board committees of which he was a member.

Committee Memberships during fiscal year 2005

Name	Executive	F&A	Governance	Compensation	Independent	Acquisition
Jeffrey O. Henley	M
Jeffrey Berg			M	M
H. Raymond Bingham		M			C	M
Michael J. Boskin		M	C	C		M
Safra A. Catz
Lawrence J. Ellison	M
Hector Garcia-Molina
Joseph A. Grundfest		VC				M
Jack F. Kemp					M
Donald L. Lucas	C	C	M	M	M	M
Charles E. Phillips, Jr.

2005 Meetings	0	10	4	8	4	23

M Member
C Chair
VC Vice Chair

Committee Memberships as of August 2005

Name	Executive	F&A	Governance	Compensation	Independent
Jeffrey O. Henley	M
Jeffrey Berg			M	M
H. Raymond Bingham		M	C		C
Michael J. Boskin		VC	M
Safra A. Catz
Lawrence J. Ellison	M
Hector Garcia-Molina				M	M
Joseph A. Grundfest		M		C
Jack F. Kemp
Donald L. Lucas	C	C			M
Charles E. Phillips, Jr.

M Member
C Chair
VC Vice Chair

The Executive Committee

Unless otherwise specified by the Board of Directors, the Executive Committee is generally vested with all the powers of the Board, except that the Executive Committee cannot take action beyond certain financial limits, dissolve Oracle, sell all or substantially all of Oracle’s assets, amend Oracle’s bylaws or take any other action not permitted to be delegated to a committee under Delaware law or Oracle’s bylaws.

The Finance and Audit Committee

The primary functions of the F&A Committee are to provide advice with respect to financial matters, to assist the Board of Directors in fulfilling its oversight responsibilities regarding audit, finance, accounting, tax and legal compliance and to evaluate merger and acquisition transactions and investment transactions proposed by our management. In particular, the F&A Committee is responsible for overseeing the engagement, independence and services of our independent auditors. The F&A Committee’s primary responsibilities and duties are to:

•	Act as an independent and objective party to monitor our financial reporting process and internal control system;

•	Review and appraise the audit efforts of our independent auditors;

•	Oversee our internal audit department;

•	Evaluate our quarterly financial performance at Earnings Review meetings;

•	Oversee management’s establishment and enforcement of financial policies and business practices, as well as our compliance with laws and regulations and Oracle’s Code of Ethics and Business Conduct;

•	Provide an open avenue of communication between the Board of Directors and the independent auditors, financial and senior management, legal counsel and the internal audit department; and

•	Review and, in its discretion, approve merger and acquisition and investment transactions proposed by our management.

The F&A Committee held executive sessions with our independent auditors on six occasions in fiscal year 2005. The F&A Committee operates under a written charter adopted by our Board of Directors. The F&A Committee monitors legislative and regulatory developments affecting corporate governance practices for U.S. public companies, and, from time to time, makes recommendations to our Board for revision of the F&A Committee charter to reflect such developments and evolving best practices. In October 2004, the Board adopted amendments to the F&A Committee charter with respect to the standards for independence and financial expertise of the F&A Committee members, the Committee’s oversight of our independent accountants and the Committee’s role as it relates to management and our independent accountants. In August 2005, the Board adopted further amendments to the charter to reflect that the responsibilities previously delegated to the Acquisition Committee have been assumed by the F&A Committee. The F&A Committee charter is posted on our website under “Investor Relations—Corporate Governance” at http://www.oracle.com/investor and is attached to this proxy statement as Appendix A.

The Board has determined that each member of the F&A Committee is an independent director as defined in the NASDAQ listing standards for audit committee members and satisfies both the SEC’s additional independence requirement for members of audit committees and NASDAQ’s other requirements for members of audit committees. In addition, the Board has determined that Donald L. Lucas and H. Raymond Bingham qualify as “audit committee financial experts” as defined by the SEC rules.

The Nomination and Governance Committee

The Governance Committee is tasked with monitoring corporate governance matters, including periodically reviewing the composition and performance of the Board and its committees (including reviewing the performance of individual directors), overseeing our Corporate Governance Guidelines and board committee charters and periodically reviewing the independence of each non-management director as defined by NASDAQ listing standards. The Governance Committee also functions to consider and recommend qualified candidates for election as directors of Oracle. The Governance Committee charter is posted on our website under “Investor Relations—Corporate Governance” at http://www.oracle.com/investor. The Board has determined that each member of the Governance Committee is an independent director as defined in the NASDAQ listing standards for director nomination committee members.

The Compensation Committee

The functions of the Compensation Committee are to:

•	Review and set the compensation of our Chief Executive Officer, directors and certain of our most highly compensated officers, including, as applicable, salary, bonuses, stock options and other compensation;

•	Lead the Board in its evaluation of the performance of the Chief Executive Officer;

•	Administer our stock plans and approve stock option awards; and

•	Oversee our 401(k) Plan committee and have responsibility for 401(k) Plan amendments.

The Compensation Committee charter is posted on our website under “Investor Relations—Corporate Governance” at http://www.oracle.com/investor. In August 2005, the Board amended the Compensation Committee’s charter to provide for a greater focus on compensation-related matters. The Board has determined that each member of the Compensation Committee is an independent director as defined in the NASDAQ listing standards for compensation committee members.

The Independent Committee for Review of Interested Transactions

The Independent Committee is charged with reviewing and approving individual transactions, or a series of related transactions, involving amounts in excess of $60,000 between Oracle (or any of our subsidiaries) and any of our affiliates such as any executive officer, director or owner of 5% or more of Oracle’s common stock. The Independent Committee’s efforts are intended to ensure that each proposed related party transaction is on terms that are reasonable and fair to us. If any member of the Independent Committee would derive a direct or indirect benefit from a proposed transaction, he is excused from the review and approval process with regard to that transaction. The role of the Independent Committee also encompasses the monitoring of related party relationships as well as reviewing proposed transactions and other matters for potential conflicts of interest and possible corporate opportunities in accordance with our Conflict of Interest Policy for senior officers and directors. The Independent Committee charter is posted on our website under “Investor Relations—Corporate Governance” at http://www.oracle.com/investor.

The Acquisition Committee

The Acquisition Committee was originally formed as a special committee in June 2003 to review, consider and approve changes to certain of the terms of the tender offer for PeopleSoft, Inc. The scope of this committee’s responsibilities was later expanded to include reviewing acquisition and investment strategies with our management and investigating acquisition and investment candidates on our behalf. In August 2005, the Board integrated this committee into the F&A Committee because of the overlap in director membership and in the scope of responsibilities of these two committees.

Director Compensation

Our directors play a critical role in guiding Oracle’s strategic direction and overseeing the management of Oracle. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.

The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload and opportunity costs. Our non-employee directors are compensated based upon their respective levels of board participation and responsibilities, including service on board committees. Several of our directors serve on more than one committee. Annual cash retainers and formula stock option grants to the non-employee directors are intended to correlate to the responsibilities of each such director.

Our employee directors, Messrs. Ellison, Henley and Phillips and Ms. Catz, receive no separate compensation to serve as directors of Oracle.

Cash Retainer and Meeting Fees for Non-Employee Directors

For fiscal year 2006, commencing June 1, 2005, each of our non-employee directors will receive (a) an annual retainer of $52,500 for serving as a director of Oracle and (b) each of the applicable retainers and fees set forth below for serving as a chair or vice chair or as a member of one or more of the committees of the Board.

Annual Committee Member Retainers:
F&A Committee	$25,000
Compensation Committee	$20,000
Governance Committee	$15,000
Independent Committee	$15,000
Executive Committee	—

Additional Annual Retainers for Committee Chairs:
F&A Committee	$25,000
F&A Committee (Vice Chair)	$25,000
Compensation Committee	$20,000
Governance Committee	$15,000
Independent Committee	$15,000
Executive Committee	$20,000

Fee per Board Meeting:
Regular Meeting	$3,000
Special Meeting	$2,000

Fee per Committee Meeting:
F&A Committee (other than Earnings Review Meetings)	$3,000
F&A Earnings Review Meeting	$2,000
Compensation Committee	$2,000
Governance Committee	$2,000
Independent Committee	$2,000
Executive Committee	$2,000

Directors’ Equity Compensation

Non-employee directors also participated in our Amended and Restated 1993 Directors’ Stock Plan (the “Directors’ Plan”) which provides for option grants, restricted stock or other equity-based awards to directors for their services. The Directors’ Plan provides for the following grants of options to purchase our common stock to each non-employee director:

(a)	Options to purchase 60,000 shares of our common stock, granted as of the date an individual becomes a director; and

(b)	Options to purchase 30,000 shares of our common stock, granted in May of each year, provided such director has served on the Board for at least six months as of the date of the grant.

Set forth below are the number of shares underlying additional annual grants of options made to non-employee directors who also serve as the Chair or Vice Chair of certain committees of the Board. Each of these grants is made in May to the director who, as of the date of grant, had served in the relevant capacity for one year (or six months for Vice Chair of the F&A Committee).

F&A Committee Chair	30,000 shares
F&A Committee Vice Chair	20,000 shares
Compensation Committee Chair	20,000 shares
Governance Committee Chair	10,000 shares
Executive Committee Chair	10,000 shares

Non-Employee Director Compensation Table

The following table sets forth the total cash and equity compensation paid to our non-employee directors for their service on our Board and committees of the Board during fiscal years 2005 and 2004:

Director	Fiscal Year	Cash(1)	Equity Awards(2)(3)

Jeffrey Berg	2005	$137,500	30,000
	2004	$109,000	30,000

H. Raymond Bingham	2005	$169,500	30,000
	2004	$134,804	30,000

Michael Boskin	2005	$259,500	60,000
	2004	$225,598	60,000

Hector Garcia-Molina	2005	$80,500	30,000
	2004	$67,000	30,000

Joseph Grundfest	2005	$194,500	50,000
	2004	$174,571	50,000

Jack Kemp	2005	$101,500	30,000
	2004	$72,402	30,000

Donald Lucas	2005	$286,500	70,000
	2004	$248,000	70,000

(1)	These figures do not include their reasonable travel expenses for which they are reimbursed.
(2)	All figures in this column reflect options to purchase common stock.
(3)	All options have exercise prices equal to the fair market value of our common stock on the date of grant, which was $11.40 for fiscal year 2004 and was $12.85 for fiscal year 2005.

STATEMENT ON CORPORATE GOVERNANCE

We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. In those efforts, we review federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and NASDAQ. We believe that we have in place procedures and practices, including the following, which are designed to enhance our stockholders’ interests.

Corporate Governance Guidelines

The Board has approved Corporate Governance Guidelines for Oracle. The Guidelines, which are posted on our website under “Investor Relations—Corporate Governance” at http://www.oracle.com/investor, deal with the following matters:

•	Director qualifications;

•	Director responsibilities;

•	Board committees;

•	Director access to officers and employees;

•	Director compensation;

•	Director orientation and continuing education;

•	Director stock ownership;

•	CEO evaluation;

•	Performance evaluation of the Board and its committees; and

•	Stockholder communications with the Board.

The Guidelines require that all members of the F&A, Compensation, Governance and Independence Committees must be “independent,” each in accordance with or as defined in the rules adopted by the SEC and NASDAQ. The Board and each committee have the power to hire and fire legal, accounting, financial or other outside advisors as they deem necessary in their best judgment without the need to obtain the prior approval of any officer of Oracle. Directors have full and free access to officers and employees of Oracle and may ask such questions and conduct investigations as they deem appropriate to fulfill their duties.

Each director must comply with both our Conflict of Interest Policy and our Code of Ethics and Business Conduct, which are described below under “Employee Matters,” except that the conflict of interest section in our Code of Ethics and Business Conduct applicable to our non-employee directors is superseded by the Conflict of Interest Policy. Under our Conflict of Interest Policy, directors must annually disclose in writing to the Independent Committee all positions on boards of directors and advisory boards of other entities (public, private and non-profit), and the Independent Committee must inform the Board of any potential conflicts of interest with respect to any such positions. Directors are expected to report changes in their primary business or professional status, including retirement, but are not required to resign from our Board because of such change in status.

Board members are expected to attend the Annual Meeting of Stockholders. All current Board members attended last year’s Annual Meeting of Stockholders. The Guidelines provide for regular executive sessions to be held by non-management directors.

The Guidelines also provide that the Board or Oracle will establish or provide access to appropriate orientation programs or materials for newly elected directors for their benefit, including presentations from senior management and visits to Oracle’s facilities.

Board members are required to own shares of Oracle stock. The Governance Committee periodically reviews and recommends changes to these ownership requirements.

Under the Guidelines, the Board periodically evaluates the appropriate size of the Board and may make any changes it deems appropriate. The Governance Committee will periodically conduct self-evaluations to determine whether the Board and its committees are functioning effectively, and the results of these evaluations are reported to the Board. The Compensation Committee is required under the Guidelines to conduct an annual review of the CEO’s performance and compensation, and the Board will review the Compensation Committee’s report to ensure the CEO is providing the best leadership for Oracle in the long and short term.

Board of Directors and Director Independence

Each of our directors stands for election every year. We do not have a classified or staggered board. The Board is composed of four employee directors and seven independent directors. The Board has determined that each of the following directors is independent (as defined by NASDAQ listing standards): Messrs. Lucas, Kemp, Berg, Garcia-Molina, Grundfest and Bingham and Dr. Boskin; and that therefore all directors who serve on the Compensation, F&A, Governance and Independent Committees are independent under the NASDAQ listing standards. The independent members of our Board hold regular executive sessions.

The function of each standing committee is described on pages 9 and 10 of this proxy statement. Each committee with a charter periodically reviews its charter, as legislative and regulatory developments and business circumstances warrant. Each of the committees may make additional recommendations to our Board for revision of its charter to reflect evolving “best practices.” The charters for the Governance, Compensation, Independent and F&A Committees are posted on our website under “Investor Relations—Corporate Governance” at http://www.oracle.com/investor, and the F&A Committee charter is attached to this proxy statement as Appendix A.

The roles of Chairman of the Board and Chief Executive Officer have been split by our Board. Mr. Henley is our Chairman, and Mr. Ellison is our Chief Executive Officer. We currently have no policy mandating an independent lead director. The Board believes that a number of non-management directors fulfill the lead director role at various times depending upon the particular issues involved. The Board retains the discretion to consider these matters on a case-by-case basis.

The Board routinely reviews and discusses its succession plans for Oracle’s senior management, including the Chief Executive Officer, and its Board members.

Under our current stock ownership requirement for directors, all directors are currently required to own at least 1,000 shares of our common stock and to increase their ownership to at least 5,000 shares by July 2006. Any new members of the Board will be required to own 1,000 shares of our common stock within one year of the date such director joins the Board and own 5,000 shares within two years of such date.

The F&A Committee adopted a new requirement which took effect starting in fiscal year 2006 that if an F&A Committee member wishes to serve on more than three audit committees of public companies, the member must obtain the approval of the F&A Committee which shall determine whether the director’s proposed service on the other audit committee(s) will detract from his/her performance on Oracle’s F&A Committee. In addition, our Conflict of Interest Policy requires our directors to disclose to our Independent Committee any proposed board of director’s position in other companies before they may join such boards of directors.

Nomination and Governance Committee.    The Governance Committee is tasked with monitoring corporate governance matters and considering and recommending qualified candidates for election as directors of Oracle. The Corporate Governance Guidelines set forth the Governance Committee’s policy regarding the consideration of all properly submitted stockholder candidates for membership on the Board as well as candidates submitted by current Board members and others. The Guidelines are posted on our website under “Investor Relations—Corporate Governance” at http://www.oracle.com/investor. Anyone wishing to submit a candidate must provide a written notice recommending the candidate for election at the next Annual Meeting of Stockholders to the

Secretary of Oracle at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, at least 120 calendar days before the date (i.e. month and day but not year) of our proxy statement released to stockholders in connection with the previous year’s annual meeting. For example, since the proxy statement relating to the 2005 Annual Meeting is dated August 30, 2005, the deadline to submit director nominations for the 2006 Annual Meeting would be 120 days before August 30, 2006 (i.e. May 2, 2006). The written notice must include the candidate’s name, biographical data and qualifications and a written consent from the candidate agreeing to be named as a nominee and to serve as a director if elected.

Our Corporate Governance Guidelines contain Board membership qualifications that apply to Board nominees recommended by the Governance Committee. The Governance Committee strives for a mix of skills, experience and perspectives that will help create an outstanding, dynamic and effective Board to represent the interests of the stockholders. In selecting the nominees, the Governance Committee assesses the independence, character and acumen of candidates and endeavors to collectively establish a number of areas of core competency of the Board, including business judgment, management, accounting and finance, industry and technology knowledge, leadership and strategic vision. Further criteria include a candidate’s personal and professional ethics, integrity and values, as well as the willingness and ability to devote sufficient time to attend meetings and participate effectively on the Board.

Potential candidates for directors are generally suggested to the Governance Committee by current Board members and stockholders and are evaluated at meetings of the Governance Committee. In evaluating such candidates, every effort is made to complement and strengthen skills within the existing Board. The Governance Committee seeks Board endorsement of the final candidates recommended by the Governance Committee. The same identifying and evaluating procedures apply to all candidates for director, whether submitted by stockholders or otherwise.

Stockholder Matters

Disclosure.    We have established a Disclosure Committee, comprised of executives and senior managers who are actively involved in the disclosure process, to specify, coordinate and oversee the review procedures that we use each quarter, including at fiscal year end, to prepare our periodic SEC reports.

Equity Plans.    It has been our long-standing practice to obtain stockholder approval before implementing, or making material amendments to, our equity compensation plans. Our 2000 Long-Term Equity Incentive Plan, as amended, does not permit Oracle to reprice stock options without stockholder approval.

Communications with Board.    Any stockholder wishing to communicate with any of our directors regarding Oracle may write to the director, c/o the Secretary of Oracle at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065. The Secretary will forward these communications directly to the director(s) specified or, if none is specified, to the Chairman of the Board.

Employee Matters

Code of Conduct.    In 1995, we adopted a Code of Ethics and Business Conduct. We require all employees, including our senior financial officers and our employee directors, to read and to adhere to the Code of Conduct in discharging their work-related responsibilities. We provide classes and mandatory web-based training with respect to the Code of Conduct for all of our employees and have appointed regional business conduct officers to oversee the application of the Code of Conduct in each of our geographic regions. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.

Compliance and Ethics Hotline.    With oversight from the F&A Committee, we have established procedures to receive, retain and address employee complaints received by Oracle. These procedures include a confidential hotline to answer employees’ ethics questions and to report employees’ ethical concerns and incidents including, without limitation, concerns about accounting, internal controls or auditing matters. This hotline is available 24 hours a day, seven days a week, and callers may choose to remain anonymous.

Conflict of Interest Policy.    In July 2003, our Board adopted a specific Conflict of Interest Policy for our senior officers and directors. The policy addresses several potential conflict of interest issues and requires prompt and annual disclosure of actual or potential conflicts of interest with respect to financial interests and corporate opportunities involving such persons and their related parties. A financial interest involves (a) an existing or potential significant investment in any entity with which Oracle has, or is negotiating, a material transaction or arrangement and (b) any existing or potential compensation arrangement or right with such entity.

Each person subject to the policy must report any actual or potential conflict of interest that he or she believes has gone unreported. The person or committee to whom any such disclosure is made will decide if the disclosed facts constitute an actual conflict of interest. If such person or committee determines that a conflict of interest exists, such person or committee can determine whether Oracle will enter into the related transaction or arrangement or, in the case of a corporate opportunity, the related transaction or arrangement will remain available for Oracle to pursue. Each senior officer and director must annually confirm in writing that such person has read this policy and is in compliance with it.

Our Code of Ethics and Business Conduct and our Conflict of Interest Policy are each posted on our website under “Investor Relations—Corporate Governance” at http://www.oracle.com/investor.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of August 15, 2005 (unless otherwise indicated below), with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each director or nominee; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Lawrence Ellison (2)	1,279,846,324	24.5%
500 Oracle Parkway, Redwood City, CA 94065
Keith Block (3)	2,791,532	*
Safra Catz (4)	7,375,004	*
Jeffrey Henley (5)	12,278,288	*
Charles Phillips, Jr. (6)	1,187,500	*
Jeffrey Berg (7)	511,500	*
H. Raymond Bingham (8)	79,500	*
Michael Boskin (9)	1,058,000	*
Hector-Garcia Molina (10)	122,500	*
Joseph Grundfest (11)	152,500	*
Jack Kemp (12)	501,102	*
Donald Lucas (13)	517,500	*
All current executive officers and directors as a group (18 persons) (14)	1,319,755,799	25.0%

*	Less than 1%
(1)	Unless otherwise indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.
(2)	Includes 67,775,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date and includes 911,744 shares owned by Mr. Ellison’s spouse of which he disclaims beneficial ownership.
(3)	Includes 2,771,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(4)	Includes 7,370,833 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(5)	Includes 12,243,772 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(6)	Includes 1,186,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(7)	Includes 506,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(8)	Includes 67,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(9)	Includes 1,054,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(10)	Includes 117,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(11)	Includes 147,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(12)	Includes 500,102 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(13)	Includes 5,000 shares held in trust. Includes 512,500 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(14)	Includes all shares described in notes (2) through (13) above, 98,300 additional shares beneficially owned and 13,236,249 additional shares subject to currently exercisable options or options exercisable within 60 days of the record date.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning cash and certain other compensation we paid to our Chief Executive Officer and each of our four other most highly compensated executive officers (determined by reference to compensation for fiscal year 2005 and hereinafter referred to as the “named executive officers”) for the fiscal years ended May 31, 2005, 2004 and 2003.

							Long-Term
							Compensation Awards
		Annual Compensation					Securities Underlying Options/ SARs (2)
Name and Principal Position	Fiscal Year	Salary		Bonus	Other Annual Compensation (1)			All Other Compensation (3)
Lawrence J. Ellison	2005	$975,000	(4)	$6,500,000	$955,100	(5) (6)	2,500,000	$5,100
Chief Executive Officer	2004	$675,000	(4)	$3,179,000	$548,780	(5) (6)	900,000	$10,178
	2003	$—		$—	$586,800	(5) (6)	—	$—

Safra A. Catz	2005	$800,000		$4,939,000		(6)	750,000	$5,100
President	2004	$800,000		$1,907,000		(6)	700,000	$5,100
	2003	$800,000		$—		(6)	2,000,000	$5,100

Keith Block	2005	$800,000		$3,417,000		(6)	500,000	$5,100
Executive Vice President	2004	$800,000		$849,000		(6)	700,000	$5,100
North America Sales and Consulting	2003	$655,625		$867,950		(6)	750,000	$5,625

Charles E. Phillips, Jr.	2005	$800,000		$2,822,000	$173,101	(6) (7)	750,000	$—
President	2004	$800,000		$280,000	$33,257	(6) (7)	—	$—
	2003	$24,242	(8)	$—	$—		2,000,000	$—

Jeffrey O. Henley	2005	$693,750	(9)	$2,963,000	$15,744	(6) (7)	750,000	$4,247
Chairman of the Board	2004	$825,000		$800,000	$3,864	(6) (7)	700,000	$5,100
of Directors	2003	$825,000		$—		(6)	1,000,000	$4,743

(1)	This column reflects perquisites and other personal benefits with an aggregate value equal to or greater than $50,000 or equal to or greater than 10% of the total annual salary and bonus reported for the named executive officer, whichever is less. This column includes the aggregate incremental cost to Oracle of providing personal benefits to the named executive officers for the last three years.
(2)	All figures in this column reflect options to purchase common stock.
(3)	This column reflects matching contributions under our 401(k) Plan.
(4)	Mr. Ellison was paid an annual salary of $1,000,000 starting on September 1, 2004 and an annual salary of $900,000 starting on September 1, 2003. Mr. Ellison was not paid an annual salary from June 1, 2003, to August 31, 2003.
(5)	Pursuant to a residential security program for Mr. Ellison which was authorized by the Board of Directors and is described in the Compensation Committee’s report on page 21 of this proxy statement, Mr. Ellison is required to have home security. We believe these security costs and expenses are appropriate business expenses. In the interests of greater transparency, we have included these costs and expenses in this column, including for prior fiscal years. For such home security-related costs and expenses, Oracle paid $922,845 in fiscal year 2005, $531,000 in fiscal year 2004 and $551,735 in fiscal year 2003.

This column also includes income imputed to Mr. Ellison for the personal use of an airplane leased by us in conjunction with business trips and, for fiscal year 2003, the personal use of a car. There was no incremental cost to Oracle for the personal use of the airplane because the personal use consisted of

Mr. Ellison being accompanied by family members on business trips and we lease the entire aircraft for business travel with no additional costs for passengers. In the interests of greater transparency, this column includes income imputed for tax purposes for such personal use of the airplane of $5,455 in fiscal year 2005, $14,902 for fiscal year 2004 and $19,027 fiscal year 2003. The amount in this column for fiscal year 2003 also includes income imputed for tax purposes of $16,036 for personal use of a car.

(6)	Messrs. Ellison, Block, Henley and Phillips and Ms. Catz received standard benefits received by full-time employees in the U.S. These include flexible credits to be used toward cafeteria-style benefit plans and an employee stock purchase plan (which are not reflected in the table).
(7)	This column includes payment of commuting and related lodging expenses for Mr. Phillips of $94,037 for fiscal year 2005 and $33,257 for fiscal year 2004 and for Mr. Henley of $9,774 for fiscal year 2005 and $3,864 for fiscal year 2004. This column also includes payments made on behalf of Mr. Phillips of $79,064 during fiscal year 2005 and on behalf of Mr. Henley of $5,970 during fiscal year 2005, in each case for taxes payable as a result of his company-paid commuting and related lodging expenses.
(8)	Mr. Phillips joined Oracle in May 2003 as an Executive Vice President and became a President in January 2004.
(9)	Mr. Henley served as Chief Financial Officer until July 2004.

Stock Options

The following table sets forth information concerning the grant of stock options to each of the named executive officers in fiscal year 2005. SEC rules require us to show hypothetical gains that the named executive officers would have for these options at the end of their ten-year terms. We calculated these gains assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term. The 5% and 10% assumed annual compound rates of stock price appreciation are required by SEC rules. These rates do not represent estimates or projections of future stock prices.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options/SARs Granted (1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year 2005	Exercise or Base Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

Name					5%	10%
Lawrence J. Ellison	2,500,000	5.85	10.23	8/27/2014	$16,083,980	$40,759,963
Safra A. Catz	750,000	1.76	10.23	8/27/2014	$4,825,194	$12,227,989
Keith Block	500,000	1.17	9.90	8/13/2014	$3,113,028	$7,889,025
Charles E. Phillips, Jr.	750,000	1.76	10.23	8/27/2014	$4,825,194	$12,227,989
Jeffrey O. Henley	750,000	1.76	10.23	8/27/2014	$4,825,194	$12,227,989

(1)	All options in this column were granted under our Amended and Restated 2000 Long-Term Equity Incentive Plan and vest at the rate of 25% per year. Pursuant to the Amended and Restated 2000 Long-Term Equity Incentive Plan, the options will become fully vested and exercisable upon a change of control (as defined in the Amended and Restated 2000 Long-Term Equity Incentive Plan) if the options are not assumed by the surviving or acquiring company or if the options are assumed and the participant’s employment is terminated without cause within 12 months of such change of control. All options have an exercise price equal to the fair market value of the underlying common stock on the date of grant.

The following table sets forth information with respect to the named executive officers concerning exercises of options during fiscal year 2005 and unexercised options held as of the end of fiscal year 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year and

Fiscal Year-End Option/SAR Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Options/SARs at Fiscal Year-End		Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Lawrence J. Ellison	6,075,000	66,891,118	66,925,000	3,175,000	$467,749,520	$6,718,750
Safra A. Catz	1,200,000	9,613,440	6,008,333	3,041,667	$11,302,950	$6,266,250
Keith Block	16,880	150,588	2,250,250	1,683,750	$6,693,380	$3,170,000
Charles E. Phillips, Jr.	—	—	1,000,000	1,750,000	$550,000	$2,515,000
Jeffrey O. Henley	3,100,000	33,108,799	12,181,272	2,025,000	$88,719,643	$4,181,250

Employment Arrangements and Other Benefits

In August 2005, Mr. Phillips agreed to delete the severance provisions from his offer letter which had provided him a severance package of $800,000 in exchange for the execution by Mr. Phillips of a general release agreement if he is involuntarily terminated for any reason. During fiscal year 2005, we provided medical and other benefits to our executives that are generally available to our other employees, including an employee stock purchase plan and a 401(k) Plan with matching contributions. Employees earning more than a threshold salary are eligible to enroll in our 1993 Deferred Compensation Plan in which these employees may elect to defer annually the receipt of a portion of their compensation otherwise payable to them and thereby defer taxation of these deferred amounts until actual payment of the deferred amounts in future years.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of Oracle or of any of our subsidiaries or affiliates. During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or on our Compensation Committee.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the following report and the Stock Performance Graphs which follow shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Membership and Role of the Compensation Committee

The Compensation Committee (the “Compensation Committee”) currently consists of the following independent members of our Board of Directors: Professors Grundfest and Garcia-Molina and Mr. Berg. Prior to August 2005, the Compensation Committee consisted of Dr. Boskin and Messrs. Lucas and Berg. In early August, the Board changed the membership of various Board committees, including the Compensation Committee, in order to redistribute board governance responsibilities to a broader group of independent directors.

The Compensation Committee reviews and determines our executive and director compensation objectives and policies, administers our stock plans and grants stock options. The Compensation Committee helps us to attract and retain talented executive personnel in a competitive market and operates under a written charter adopted by the Board. The Compensation Committee charter is posted on our website under “Investor Relations—Corporate Governance” at http://www.oracle.com/investor. In August 2005, the Board amended the Compensation Committee’s charter to provide for a greater focus on compensation-related matters.

The Compensation Committee meets at scheduled times during the year and holds additional meetings from time to time as necessary. In fiscal year 2005, the Compensation Committee met eight times. In determining any component of executive or director compensation, the Compensation Committee considers the aggregate amounts and mix of all components in its decisions. Our human resources department and Corporate Secretary support the Compensation Committee in its work.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to certain of our most highly paid executives. Certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit. We intend to qualify certain compensation paid to executives, such as our Executive Bonus Plan, for deductibility under the Code, including Section 162(m). However, we may from time to time pay compensation to our executive officers that may not be deductible.

Executive Compensation Program

Objectives and Policy

The objectives of our executive compensation program are to:

•	Attract and retain highly talented and productive executives;

•	Provide incentives for superior performance by paying above-average compensation closely linked to performance objectives; and

•	Align the interests of our executive officers with those of our stockholders by having their annual bonuses and long-term incentives, which together comprise a significant portion of their compensation, be variable and based upon key performance metrics.

It is our policy to set target compensation above an average of selected companies to which we annually compare our executive compensation. We believe that above-average compensation levels (linked to performance objectives) are necessary to attract and retain high caliber executives necessary for the successful conduct of our business. We select such companies annually on the basis of a number of factors, such as their size and complexity, their competition with us for talent, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent compensation) and the availability of compensation information. The companies against which we compare our compensation are not necessarily those included in the indices used to compare the stockholder return in the Stock Performance Graphs included elsewhere in this proxy statement. In establishing officer compensation, we also review and give considerable weight to the recommendations of our Chief Executive Officer.

Beginning in fiscal year 2006, the Compensation Committee selected and directly engaged Compensia, Inc. as its independent consultant to provide the Compensation Committee with insights on executive and director compensation matters, both generally and within our industry. Previously, a compensation consultant had been (and continues to be) engaged by Oracle to provide advice to management and the Compensation Committee on compensation issues.

Components

Our executive compensation program generally combines the following three components: base salary; annual bonus; and long-term incentive compensation, which historically has consisted of stock option grants. Each component of our executive compensation program serves a specific purpose in meeting our objectives. We historically have placed a greater emphasis on, and thus our compensation is more heavily weighted towards, performance-based compensation through the annual cash bonus and grant of stock options. The components of our executive compensation program are described below.

Base salary.    The Compensation Committee annually reviews the salaries of our executives. When setting base salary levels, in a manner consistent with the objectives outlined above, the Compensation Committee considers (a) competitive market conditions for executive compensation, (b) our performance and (c) the individual’s performance. As is typical for most companies, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

Annual bonus.    Our cash bonus program seeks to motivate executives to work effectively to achieve our financial performance objectives and to reward them when these objectives are met. At the start of each fiscal year, the Compensation Committee reviews and approves the annual performance objectives for Oracle and its individual officers. After the end of each fiscal year, the Compensation Committee evaluates the degree to which Oracle and its executives have met their goals.

For our executive officers who are not directly responsible for our sales and consulting organizations, we believe the most important factor against which to measure such executive officer’s performance is growth in our profit (either for the entire company on a non-GAAP, pre-tax basis or for his or her particular area of responsibility). These executive officers will be compensated based on how much our profit improves from one fiscal year to the next. The executive bonus payments relating to fiscal year 2005 for Mr. Ellison, Ms. Catz and Mr. Henley were $6,500,000, $4,939,000 and $2,963,000, respectively, and were based upon the improvement in our pre-tax operating profit on a non-GAAP basis from fiscal year 2004 to fiscal year 2005. We believe that the formulas for calculating these bonuses involve confidential commercial and business information the disclosure of which would have an adverse effect on Oracle.

For our executive officers who are directly responsible for our sales and consulting organizations, we believe the most important factors are (i) growth in licensing revenues and in other business segment revenues within such executive officer’s particular area of responsibility and (ii) meeting and exceeding targets with respect to licensing, consulting and other business segment profit margins within such executive officer’s particular area of responsibility. The executive bonus payments under the Fiscal Year 2005 Executive Bonus Plan to Mr. Block and to Mr. Phillips were $3,417,000 and $1,822,000, respectively, and were based upon the aforementioned factors. We also believe that the formulas for calculating these bonuses involve confidential commercial and business information the disclosure of which would have an adverse effect on Oracle. Mr. Phillips also received a discretionary bonus of $1,000,000 which was separate from his bonus payment under, and therefore outside of, the Fiscal Year 2005 Executive Bonus Plan. This additional bonus was paid in recognition of Mr. Phillips’ extraordinary efforts during fiscal year 2005 towards our outreach to customers and our success against our competition, as well as his significant contributions during fiscal year 2005 to our financial performance and our overall business strategy.

Long-term incentive compensation.    We believe that option grants (1) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executives a significant, long-term interest in our success and (3) help retain key executives in a competitive market for executive talent. We do, however, monitor general corporate and industry trends and practices and may in the future, for competitive or other reasons (such as changes in accounting rules), use other equity incentive vehicles in place of, or in combination with, stock options. We will continue to manage responsibly our stock option issuances and perform comprehensive reviews of our total compensation programs to ensure their continued effectiveness and to prepare for stock option expensing. For fiscal year 2006, we intend to continue our stock option program. Options provide value only if our stock price increases (which benefits all stockholders) and only if the executive or employee remains employed with Oracle beyond the date his or her options vest.

Our 2000 Long-Term Equity Incentive Plan authorizes the Compensation Committee to grant stock options or other types of stock awards to executives and other employees. Option grants are made from time to time to executives whose contributions have or will have a significant impact on our long-term performance. Options are not necessarily granted to each executive during each year. Generally, options granted to executives and other employees vest in equal annual installments over a period of four years and expire ten years from the date of grant.

The philosophy of our executive compensation program with regard to the granting of options is to:

•	Be attentive as to the number and value of shares underlying the options being granted;

•	Spread the grant of options among a large number of employees, but weight distribution toward top performers and individuals with the greatest responsibilities; and

•	Manage the overall net stock dilution, being aware of the potential beneficial effect of the share repurchase program on stock dilution, while also recognizing the cost of the share repurchase program.

Our potential stock dilution for each of the last three full fiscal years was less than 2.0% and has averaged 1.1% per year. The potential stock dilution percentage is calculated as the new option grants for the year, net of options forfeited by employees leaving Oracle, divided by the total outstanding shares at the beginning of the year. This maximum potential stock dilution will only result if all options are exercised.

The measures of individual performance considered in determining the size of option grants to executive officers included, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors, such as our potential future financial performance in the principal area of responsibility of the executive and the degree to which we wish to incentivize such executive, our retention goals, the relative size of option grants for similar officers at peer companies, the individual’s expected progress toward non-financial goals within his area of responsibility, individual performance, experience and level of responsibility and potential contributions the executive officer can make to our success. The Compensation Committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining the size of individual option grants, and the specific factors used may vary among individual executives.

In fiscal year 2005, we granted options to the named executive officers for the share amounts set forth in the Summary Compensation Table on page 18 of this proxy statement with an exercise price of $10.23 per share, the fair market value of our common stock at the time of grant. The options vest in equal annual installments over a period of four years and expire ten years from the date of grant. We consider these share amounts to be appropriate for a number of reasons, including the desire to incentivize these executive officers (particularly during our efforts to acquire PeopleSoft, Inc.) and to provide competitive equity compensation relative to our peer companies.

Benefits.    We believe that we must offer a competitive benefits program to attract and retain key executives. During fiscal year 2005, we provided medical and other benefits to our executives that are generally available to our other employees, including an employee stock purchase plan and a 401(k) plan with matching contributions. Employees earning more than a threshold salary are eligible to enroll in our 1993 Deferred Compensation Plan in which these employees may elect to defer annually the receipt of a portion of their compensation otherwise payable to them and thereby defer taxation of these deferred amounts until actual payment of the deferred amounts in future years.

Perquisites.    We provide our executive officers with relatively limited perquisites that we believe are reasonable and in the best interests of Oracle and its stockholders. We believe that our perquisites help us to hire and retain the best leaders.

The Board has established a residential security program for the protection of our Chief Executive Officer which requires him to have a home security system. We require these security measures for our benefit rather than as a personal benefit to Mr. Ellison and believe these security costs and expenses are appropriate business expenses. While we pay for the annual security services (including maintenance and repairs) with respect to this system, Mr. Ellison agreed to pay for the initial procurement and installation of this system. In the interests of greater transparency, we are disclosing these costs and expenses in the Summary Compensation Table on page 18 of this proxy statement.

We allow the Chief Executive Officer to be accompanied by family members during business trips using private aircraft leased by us from a company owned by Mr. Ellison (see the section titled “Related Party Transactions – Wing and a Prayer, Incorporated” on page 29 of this proxy statement). While there is no incremental cost to us for this personal use because we lease the entire aircraft for such business travel, in the interests of greater transparency, we are disclosing the amount of income imputed to Mr. Ellison for this personal use of the airplane in the Summary Compensation Table on page 18 of this proxy statement.

During fiscal year 2005, we paid on behalf of or reimbursed our Chairman of the Board, Mr. Henley, and one of our Presidents, Mr. Phillips, for certain commuting expenses to and from Oracle, for the related lodging expenses while they worked at headquarters, and for the related income taxes they owed for our payment of these expenses. We have disclosed these amounts for Mr. Henley and Mr. Phillips in the Summary Compensation Table on page 18 of this proxy statement.

Certain of our overseas officers receive housing allowances, car allowances and reimbursement for air travel from the countries where they are employed to their home countries. These types of allowances, in our opinion, are typical of compensation packages for overseas executives of U.S. multinational corporations.

Compensation of the Chief Executive Officer.    The Chief Executive Officer’s compensation plan for fiscal year 2005 consisted of salary at a rate of $1,000,000 per annum (effective starting on September 1, 2004) and a bonus of $6,500,000 under the Fiscal Year 2005 Executive Bonus Plan. On August 27, 2004, he also received an option to purchase 2,500,000 shares of our common stock at $10.23 per share, its fair market value at the time of grant. The option vests in equal annual installments over a period of four years and expires ten years from the date of grant.

Mr. Ellison also receives certain perquisites and we pay for his home security expenses, each of which is described above in the section titled “Perquisites.” Mr. Ellison currently does not have a severance or employment agreement with us.

The Chief Executive Officer’s compensation plan includes the same elements and performance measures as those of the plans of our other senior executives. Mr. Ellison’s annual bonus of $6,500,000 for fiscal year 2005 was based on the improvement in our pre-tax operating profit on a non-GAAP basis between fiscal year 2004 and fiscal year 2005. We considered Mr. Ellison’s overall compensation appropriate for the following reasons:

•	His leadership of our long-term growth strategy, consisting of both “external” growth through our successful acquisitions of companies such as PeopleSoft, Inc. and Retek Inc. and “internal” growth of our existing lines of business through the improvement of existing products and the development of new products.

•	His leadership in the integration of this growth through such efforts as Project Fusion, a next-generation, service-oriented platform which is being designed to combine the best features and traits of Oracle E-Business Suite and PeopleSoft and J.D. Edwards applications into one product line.

•	His execution of our plan to enhance investor value through, among other things, an increase in our profitability. Our GAAP net income increased 8% and non-GAAP net income increased 29% from fiscal year 2004 to fiscal year 2005. Our GAAP earnings per share increased 10% and non-GAAP earnings per share increased 31% from fiscal year 2004 to fiscal year 2005.

•	His innovation with respect to our products and services, including the success of Grid Computing, a cost-effective, high performance platform for running and managing business applications for companies of any size, and of Oracle Real Application Clusters, a clustered configuration of Oracle 10g Databases that creates a single, scalable and fault tolerant database from an interconnected cluster of inexpensive, high-volume servers.

•	The improvement or maintenance of our market share in several key areas such as database technology, business applications and application server technology.

The Chief Executive Officer’s compensation plan for fiscal year 2006 consists of salary at a rate of $1,000,000 per year (which did not increase from fiscal year 2005) and a bonus under the proposed Fiscal Year 2006 Executive Bonus Plan, if approved by the stockholders. On June 20, 2005, he also received an option to purchase 6,000,000 shares of our common stock at $12.34 per share, its fair market value at the time of grant. The option vests in equal annual installments over a period of four years and expires ten years from the date of grant.

Conclusion

The Compensation Committee finds that the named executive officers’ total compensation in the aggregate is reasonable under the circumstances and in the best interests of Oracle and its stockholders.

Submitted by:	Joseph A. Grundfest, Chair
Jeffrey S. Berg
Hector Garcia-Molina

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

REPORT OF THE FINANCE AND AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Review of Oracle’s Audited Financial Statements for the Fiscal Year Ended May 31, 2005

The Finance and Audit Committee (the “F&A Committee”) has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended May 31, 2005. The F&A Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards) with respect to those financial statements.

The F&A Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the F&A Committee has discussed the independence of Ernst & Young LLP with that firm.

Based on the F&A Committee’s review and discussions noted above, the F&A Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended May 31, 2005, for filing with the SEC.

Submitted by:	Donald L. Lucas, Chair
Joseph A. Grundfest, Vice Chair
H. Raymond Bingham
Michael J. Boskin

STOCK PERFORMANCE GRAPHS AND CUMULATIVE TOTAL RETURNS

The graphs below compare the cumulative total stockholder return on our common stock with the cumulative total return on the S&P’s 500 Index and the Dow Jones Software Index for each of the last five fiscal years and the last ten fiscal years ended May 31, 2005, assuming an investment of $100 at the beginning of each such period and the reinvestment of any dividends.

The comparisons in the graphs below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our common stock.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*

AMONG ORACLE CORPORATION, THE S&P 500 INDEX

AND THE DOW JONES US SOFTWARE INDEX

* $100 INVESTED ON 5/31/00 IN STOCK OR

INDEX-INCLUDING REINVESTMENT OF DIVIDENDS.

	5/00	5/01	5/02	5/03	5/04	5/05
Oracle Corporation	100.00	42.57	22.04	36.20	31.72	35.62
S&P 500 Index	100.00	89.45	77.06	70.85	83.83	90.74
Dow Jones Software Index	100.00	71.56	44.78	45.88	50.11	52.01

COMPARISON OF 10-YEAR CUMULATIVE TOTAL RETURN*

AMONG ORACLE CORPORATION, THE S&P 500 INDEX

AND THE DOW JONES US SOFTWARE INDEX

* $100 INVESTED ON 5/31/95 IN STOCK OR

INDEX-INCLUDING REINVESTMENT OF DIVIDENDS.

	5/95	5/96	5/97	5/98	5/99	5/00	5/01	5/02	5/03	5/04	5/05
Oracle Corporation	100.00	142.99	201.26	152.97	240.99	1396.13	594.39	307.68	505.42	442.88	497.27
S&P 500 Index	100.00	128.44	166.22	217.22	262.89	290.44	259.79	223.81	205.77	243.48	263.54
Dow Jones Software Index	100.00	143.26	195.73	256.77	385.06	499.98	357.81	223.91	229.38	250.53	260.04

RELATED PARTY TRANSACTIONS

We occasionally enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock or an immediate family member of these persons have a direct or indirect material interest. The Independent Committee reviews and approves each individual related party transaction exceeding $60,000, and believes all of these transactions were on terms that were reasonable and fair to us. The Independent Committee also reviews and monitors on-going relationships with related parties to ensure they continue to be on terms that are reasonable and fair to us. Total related party transaction revenues and operating expenses were less than .04% and .01%, respectively, of our total revenues and operating expenses in fiscal year 2005.

Sales of Software and Services

We are the world’s largest enterprise software company. Organizations buy our software and services to manage and grow their business operations. In the ordinary course of our business, we have sold software and services to companies in which Mr. Ellison, directly or indirectly, has a controlling interest. For fiscal year 2005, the total amount of all purchases by these companies was approximately $4 million. Included in the disclosure are reseller transactions, which involve the purchase of products and services for resale to independent third parties. The following list identifies which of these companies purchased more than $60,000 in software and services from us in fiscal year 2005 and also identifies amounts contracted during this period for future services, primarily software license updates and product support to be provided in fiscal year 2006:

•	C-COR Incorporated (approximately $150,000 in fiscal year 2005 and $989,000 for future services)

•	LeapFrog Enterprises, Inc. (approximately $1,409,000 in fiscal year 2005 and $1,207,000 for future services)

•	nCUBE Corporation (approximately $155,000 in fiscal year 2005 and $12,000 for future services)

•	NetSuite, Inc. (approximately $1,665,000 in fiscal year 2005 and $444,000 for future services)

•	Oracle Racing, Inc. (approximately $77,000 in fiscal year 2005 and $17,000 for future services)

•	Pillar Data Systems, Inc. (approximately $440,000 in fiscal year 2005 and $165,000 for future services)

•	Spring IT Training Limited (approximately $461,000 in fiscal year 2005)

In addition to Mr. Ellison’s direct and indirect controlling interests in LeapFrog, Mr. Berg was a director of LeapFrog until February 2005.

Mr. Bingham was Executive Chairman of the Board of Cadence Design Systems, Inc. (“Cadence”) until July 2005. Mr. Lucas is currently a director of Cadence. Cadence purchased approximately $616,000 in software license updates and product support in fiscal year 2005 and has contracted for approximately $4,000 in future software license updates and product support. The contracted services principally relate to licenses entered into prior to November 2002 when Mr. Bingham became a director of Oracle.

Other Related Party Transactions

Mr. Bingham’s daughter was a full-time employee in fiscal year 2005, and she serves as a Product Management Senior Manager. Her salary and bonus during fiscal year 2005 were under $100,000, which is commensurate with her peers.

We occasionally enter into transactions, other than the sale of software and services, with companies in which Mr. Ellison, directly or indirectly, has a controlling interest. Mr. Ellison has entered into a written Price Protection Agreement with us that applies to any related party transaction involving a purchase of goods or services from an entity in which Mr. Ellison has a direct or indirect material interest and which we enter into while Mr. Ellison is our Chairman of the Board of Directors or one of our executive officers. Under this agreement, if we present Mr. Ellison with reasonable evidence of a lower price or rate for the same goods or services offered by the related company, which would have been available to us at the time we entered into the applicable transaction, then Mr. Ellison will reimburse us for the difference. This agreement expires three years after the date on which Mr. Ellison is neither Chairman nor an executive officer of Oracle.

Spring IT Training Limited

Spring IT Training is an Oracle Approved Education Center in the United Kingdom that delivers end-user training to Oracle customers on behalf of Oracle. Mr. Ellison indirectly holds a controlling interest in Spring IT Training. In fiscal year 2005 Oracle made payments of approximately $1,017,000 to Spring IT Training Limited pursuant to this arrangement.

Wing and a Prayer, Incorporated

We lease aircraft from Wing and a Prayer, Incorporated, a company owned by Mr. Ellison. The aggregate payment amount for the Company’s use of the aircraft in fiscal year 2005 was approximately $211,000. The Independent Committee has determined that the amounts billed for our use of the aircraft and pilots are at or below the market rate charged by third-party commercial charter companies for similar aircraft.

nCUBE Corporation and C-COR Incorporated

nCUBE is a provider of on-demand media and digital advertising solutions. In the past, Mr. Ellison held a controlling interest in nCUBE and we held preferred shares in nCUBE. In fiscal year 2005, nCUBE sold its assets to C-COR Incorporated (“C-COR”) for a combination of stock, convertible notes and cash valued at approximately $96 million, excluding assumed liabilities. The proceeds of the sale were substantially less than the outstanding debt of nCUBE (including debt held by Mr. Ellison). Following the sale to C-COR, nCUBE was liquidated and dissolved with no proceeds available for distribution to the stockholders. We consented to the sale of assets to C-COR, the assignment of all current Oracle agreements to C-COR and the subsequent dissolution of nCUBE. The current Oracle agreements include a reseller arrangement with two remaining years that allows nCUBE (now C-COR) to market and distribute an operating system, which we have licensed from an unrelated third party and two embedded software distribution arrangements, which allow nCUBE (now C-COR) to sell two of its applications with an embedded version of our database product. We have approved the annual renewal of the embedded software licenses for up to two additional years, so long as such renewals are on the then current standard form of embedded software license and at the then current standard pricing terms. As a result of the distribution of the proceeds of the sale of substantially all of nCUBE’s assets to the nCUBE credit holders, Mr. Ellison owns a greater than 10% beneficial interest in C-COR. Consequently transactions between Oracle and C-COR will constitute related party transactions.

Oracle Racing, Inc.

We have previously granted a license to use certain of our trademarks to Oracle Racing, Inc., an entity in which Mr. Ellison holds a controlling interest. Oracle Racing is pursuing a bid to be the America’s Cup Challenger in 2007 as well as other America’s Cup campaigns. The license provides for the limited use of the stand-alone “Oracle” trademark and the incorporation of such mark into additional composite marks and permits Oracle Racing to have as its team name BMW Oracle Racing. We believe that the Oracle Racing activities will continue to provide substantial advertising-related benefits to Oracle and Oracle technology, and we expect to continue spending marketing dollars at America’s Cup events. However, no marketing expenditure will be made for or on behalf of Oracle Racing, and we provide no financial support to Oracle Racing. As part of our marketing expenditures, we have in the past and may in the future charter spectator boats to host customers. In connection with three regattas held in Europe in fiscal 2004, we chartered a boat large enough to also accommodate guests of BMW as well as team members and other sponsors of Oracle Racing. As part of Oracle Racing’s participation in the spectator boat charter, Oracle Racing paid approximately $130,000 to third parties. We believe such marketing expenditures do not constitute related party transactions.

LEGAL ACTIONS INVOLVING MANAGEMENT

Securities Class Action

Stockholder class actions were filed in the United States District Court for the Northern District of California against us and our Chief Executive Officer on and after March 9, 2001. Between March 2002 and March 2003, the court dismissed plaintiffs’ consolidated complaint, first amended complaint and a revised second amended complaint. The last dismissal was with prejudice. On September 1, 2004, the United States Court of Appeals for the Ninth Circuit reversed the dismissal order and remanded the case for further proceedings. The revised second amended complaint named our Chief Executive Officer, our then Chief Financial Officer (who currently is Chairman of our Board of Directors) and a former Executive Vice President as defendants. This complaint was brought on behalf of purchasers of our stock during the period from December 14, 2000 through March 1, 2001. Plaintiffs alleged that the defendants made false and misleading statements about our actual and expected financial performance and the performance of certain of our applications products, while certain individual defendants were selling Oracle stock in violation of federal securities laws. Plaintiffs further alleged that certain individual defendants sold Oracle stock while in possession of material non-public information. Plaintiffs also allege that the defendants engaged in accounting violations. Currently, the parties are conducting discovery. Trial has been set for September 11, 2006. Plaintiffs seek unspecified damages plus interest, attorneys’ fees and costs, and equitable and injunctive relief. We believe that we have meritorious defenses against this action, and we will continue to vigorously defend it.

Derivative Litigation

Stockholder derivative lawsuits were filed in the Court of Chancery in the State of Delaware in and for New Castle County on and after March 12, 2001. A revised amended consolidated complaint was filed in the Delaware action on October 9, 2001 (the “Delaware Derivative Action”). During the same period, similar stockholder derivative lawsuits were filed in the Superior Court of the State of California, County of San Mateo and County of Santa Clara. A consolidated amended complaint was filed in San Mateo Superior Court on January 28, 2002 (the “San Mateo Derivative Action”). On March 15, 2002, a similar derivative suit was filed in the United States District Court for the Northern District of California (the “Federal Derivative Action”). The derivative suits were brought by alleged stockholders of Oracle, purportedly on our behalf, against some of our current and former directors. The derivative plaintiffs alleged that these directors breached their fiduciary duties to us, abused their control, mismanaged Oracle, unjustly enriched themselves, committed constructive fraud and breached contracts with us, by making or causing to be made alleged misstatements about our revenue, growth and the performance of certain of our applications products, while certain officers and directors allegedly sold Oracle stock based on material, non-public information and by taking actions that resulted in our being sued in the federal stockholder class actions. The derivative plaintiffs seek compensatory and other damages, disgorgement of profits, treble damages and other relief. On November 24, 2004, the Delaware Court issued an opinion granting summary judgment in favor of the remaining defendants. On April 13, 2005, the Delaware Supreme Court unanimously upheld Court of Chancery’s grant of summary judgment.

Regarding the San Mateo Derivative Action, on April 18, 2003, the San Mateo Court dismissed plaintiffs’ claim for breach of contract. On December 8, 2003, the San Mateo Court approved plaintiffs’ request in the San Mateo Derivative Action to dismiss all defendants other than our Chief Executive Officer and our then Chief Financial Officer. On June 6, 2005, the San Mateo Court signed a stipulated order, dismissing our former Chief Financial Officer from the case. On June 9, 2005, our Chief Executive Officer brought a motion for summary judgment, and on August 15, 2005, the parties filed a stipulation withdrawing this motion. A trial date has been set for September 26, 2005.

On March 5, 2004, the Northern District Court issued an order dismissing all defendants other than our Chief Executive Officer and then Chief Financial Officer from the Federal Derivative Action. The Federal Derivative Action has been stayed by stipulation of the parties. Any party may terminate the stay with 30 days written notice.

Litigation Related to the PeopleSoft Acquisition

In connection with our unsolicited offer for PeopleSoft, we were involved in several legal proceedings, most of which have been resolved or are in the process of being resolved:

•	Antitrust litigation brought against us by the U.S. Department of Justice and numerous states concluded in September 2004 with a final judgment in our favor, and the governments concluded not to appeal this judgment.

•	We sued PeopleSoft and its board of directors in Delaware Chancery Court in June 2003, alleging breach of fiduciary duty and other claims. After the merger, this action was dismissed with prejudice.

•	In June 2003, J.D. Edwards filed suit against us in state court in Colorado and California, and PeopleSoft filed suit against us in state court in California. Both companies alleged a variety of claims, including interference with contract and interference with prospective economic relations. These claims were dismissed with prejudice after the merger, along with our cross-complaint against PeopleSoft and its board of directors.

•	Stockholder class actions were filed in Delaware Chancery Court on and after June 6, 2003 against PeopleSoft and its directors, alleging breach of fiduciary duties in connection with our offer. The actions were subsequently consolidated into a single action (the “PeopleSoft Delaware Action”). As a result of the merger, the parties have submitted to the Court a proposed dismissal of the PeopleSoft Delaware Action as moot. On August 2, 2005, the Court dismissed the action.

•	Six similar stockholder class action lawsuits were filed in California state court in June 2003. Four of these actions have been dismissed as moot, and negotiations are being conducted regarding voluntary dismissal with prejudice of the remaining actions on the same grounds.

Intellectual Property Litigation

Mangosoft, Inc. and Mangosoft Corporation filed a patent infringement action against us in the United States District Court for the District of New Hampshire on November 22, 2002. Plaintiffs alleged that we are willfully infringing U.S. Patent Nos. 6,148,377 (the “‘377 patent”) and 5,918,229 (the “‘229 patent”), which they claim to own. Plaintiffs seek damages based on our license sales of the Real Application Clusters database option, the 9i and 10g databases, and the Application Server, and seek injunctive relief. We have denied infringement and asserted affirmative defenses and have counterclaimed against plaintiffs for declaratory judgment that the ‘377 and ‘229 patents are invalid, unenforceable and not infringed by us. On May 19, 2004, the court held a claims construction (Markman) hearing, and on September 21, 2004, it issued a Markman order. Discovery closed on July 1, 2005, with dispositive motions to be filed by August 25, 2005. The court has set a hearing date of October 17, 2005, for dispositive motions, but has not yet set a trial date.

Other Litigation

We are party to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business, including proceedings and claims that relate to acquisitions we have completed or to companies we have acquired. While the outcome of these matters cannot be predicted with certainty, we do not believe that the outcome of any of these claims or any of the above mentioned legal matters will have a material adverse effect on our consolidated financial position, results of operations or cash flow.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of any Section 16(a) forms received by us or written representations from the Reporting Persons, we believe that with respect to the fiscal year ended May 31, 2005, all the Reporting Persons complied with all applicable filing requirements.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect directors to hold office until our next annual meeting of stockholders. The directors shall serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted for the election of the eleven nominees recommended by the Board of Directors, unless you mark the proxy in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or will not serve as a director.

Directors

The following incumbent directors are being nominated for re-election to the Board: Jeffrey O. Henley, Lawrence J. Ellison, Donald L. Lucas, Michael J. Boskin, Jack F. Kemp, Jeffrey S. Berg, Safra A. Catz, Hector Garcia-Molina, Joseph A. Grundfest, H. Raymond Bingham and Charles E. Phillips, Jr. Please see “Incumbent Directors” on page 6 of this proxy statement for information concerning each of our incumbent directors standing for re-election.

Required Vote

Directors are elected by a plurality of votes cast.

The Board of Directors recommends a vote

FOR the election of each of the nominated directors.

PROPOSAL NO. 2

ADOPTION OF THE FISCAL YEAR 2006 EXECUTIVE BONUS PLAN

On August 24, 2005, the Compensation Committee unanimously approved the adoption of the Fiscal Year 2006 Executive Bonus Plan (the “Bonus Plan”) and directed that the Bonus Plan be submitted to the stockholders at the Annual Meeting. If the Bonus Plan is not approved by stockholders, targets under the Bonus Plan set by the Compensation Committee at their August 2005 meeting will be null and void and no payments relating to those targets may be made. We may also pay discretionary bonuses, or other types of compensation, outside the Bonus Plan which may or may not be deductible.

The purpose of the Bonus Plan is to motivate certain executives to achieve our financial performance objectives and to reward them when those objectives are met.

Required Vote

Approval of the adoption of the Bonus Plan requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at the Annual Meeting.

The Board of Directors recommends a vote FOR

approval of adoption of the Fiscal Year 2006 Executive Bonus Plan.

Description of the Fiscal Year 2006 Executive Bonus Plan

Eligibility.    Participants in the Bonus Plan are chosen solely at the discretion of the Compensation Committee. Our Chairman, Chief Executive Officer, our Presidents, all of our Executive Vice Presidents and certain of our Senior Vice Presidents are eligible to be considered for participation in the Bonus Plan. As of August 24, 2005, there were twelve persons chosen to participate for fiscal year 2006. No person is automatically entitled to participate in the Bonus Plan in any Bonus Plan year. Oracle may also pay discretionary bonuses, or other types of compensation, outside the Bonus Plan which may or may not be deductible. However, no employee has a guaranteed right to such discretionary compensation as a substitute for a performance award in the event that performance targets are not met or that stockholders fail to approve the material terms of the Bonus Plan.

History.    The Compensation Committee approved the adoption of the Bonus Plan, which is part of the overall compensation program for our executives, at a meeting held on August 24, 2005.

Purpose.    The purpose of the Bonus Plan is to motivate the participants to achieve our financial performance objectives and to reward them when those objectives are met with bonuses that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration.    The Bonus Plan will be administered by the Compensation Committee, consisting of no fewer than two members of the Board, each of whom qualifies as an “outside director” within the meaning of Section 162(m) of the Code.

Determination of Awards.    Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment, in fiscal year 2006, and certification of certain performance criteria established by the Compensation Committee. For fiscal year 2006:

(a)	Mr. Ellison, our Chief Executive Officer; Mr. Henley, our Chairman of the Board; Ms. Catz, a President; Mr. Phillips, a President; and Mr. Maffei, a President and Chief Financial Officer, will each receive an award based on Oracle’s improvement in its pre-tax profit on a non-GAAP basis from fiscal year 2005 to fiscal year 2006;

(b)	each Executive Vice President and one Senior Vice President directly responsible for sales and consulting (collectively, the “Sales and Consulting Participants”) will each receive an award based upon improvement in license and outsourcing revenue growth in their respective areas of responsibility from fiscal year 2005 to fiscal year 2006 and upon reaching and exceeding targets with respect to licensing, outsourcing and consulting margins in their respective areas of responsibility for fiscal year 2006; and

(c)	the Executive Vice Presidents and one Senior Vice President not directly responsible for sales or consulting will each receive an award based on improvement in profit in their respective areas of responsibility from fiscal year 2005 to fiscal year 2006.

The Compensation Committee adopted the performance criteria on August 24, 2005, within 90 days after the start of fiscal year 2005. Each Sales and Consulting Participant’s total bonus under the Bonus Plan is calculated by summing the applicable bonus for each target. For all participants, the applicable bonus for their target or targets is related to the amount by which each target is exceeded or missed. If the target bonus calculation results in a negative number, the bonus for such target is zero. The details of each of the formulas with respect to the criteria have not been included in this proxy statement in order to maintain the confidentiality of our revenue, profit and margin expectations, which we believe are confidential commercial or business information, the disclosure of which would adversely affect Oracle. In the event of the termination or resignation of a participant during fiscal year 2006, we intend to have the person who assumes the responsibilities of that participant assume the same bonus structure as that participant, but adjusted, as determined by the Compensation Committee, to take into account that such person did not serve in that capacity for the entire fiscal year.

Payment of Awards.    All awards will be paid in cash as soon as is practicable following determination of the award, unless the Committee has, prior to the grant of an award, received and approved, in its sole discretion, a request by a participant to defer receipt of an award in accordance with the Bonus Plan.

Maximum Award.    The amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum bonus payment that our Chief Executive Officer may receive under the Bonus Plan for fiscal year 2006 would be $9,680,000. The maximum bonus payment that any other participant may receive under the Bonus Plan for fiscal year 2006 is based on a fixed multiple of a target bonus for such participant and would be less than the maximum bonus payment that our Chief Executive Officer may receive under the Bonus Plan.

Amendment and Termination.    The Compensation Committee may terminate the Bonus Plan, in whole or in part, suspend the Bonus Plan, in whole or in part from time to time, and amend the Bonus Plan, from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Bonus Plan or in any award granted thereunder, so long as stockholder approval has been obtained, if required in order for awards under the Bonus Plan to qualify as “performance-based compensation” under Section 162(m) of the Code. The Compensation Committee may amend or modify the Bonus Plan in any respect, or terminate the Bonus Plan, without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.

Termination of Employment.    Should a participant’s employment with us terminate for any reason during fiscal year 2006, the participant will not be eligible to receive an award under the Bonus Plan.

Federal Income Tax Consequences.    Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by Oracle. We will receive a deduction for the amount constituting ordinary income to the participant, provided that the Bonus Plan satisfies the requirements of Section 162(m) of the Code, which limits the deductibility of nonperformance-related compensation paid to certain corporate executives, and otherwise satisfies the requirements for deductibility under federal income tax law.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our F&A Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal year 2006. Representatives of E&Y will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

In deciding to engage E&Y, our F&A Committee reviewed auditor independence issues raised by commercial relationships we have with the other major accounting firms. With respect to E&Y, which has no commercial relationship with us that would impair its independence, the F&A Committee considered the special circumstances involving Jennifer Minton, our principal accounting officer, who is married to a partner in E&Y’s life sciences practice. This E&Y partner: (a) is not part of the audit engagement team; (b) is not in the chain of command relative to the audit engagement; (c) has not and will not render non-audit services to us; and (d) is not a partner in the same office as the primary engagement partner on our account. Our F&A Committee sought and obtained assurances that this relationship does not impair E&Y’s independence, and E&Y has agreed to follow procedures specified by our F&A Committee to ensure that E&Y will maintain its independence.

The F&A Committee reviews audit and non-audit services performed by E&Y, as well as the fees charged by E&Y for such services. In its review of non-audit service fees, the F&A Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the F&A Committee and its activities with E&Y can be found in the following sections of this proxy statement: “Committees, Memberships and Meetings,” at page 7 and “Report of the Finance and Audit Committee of the Board of Directors” at page 26.

Pre-approval Policy and Procedures.    We have a policy which outlines procedures intended to ensure that our F&A Committee pre-approves all audit and non-audit services provided to us by E&Y. The policy for fiscal year 2006 provides for (a) general pre-approval of certain audit-related services which do not exceed $50,000 and of all other services which do not exceed $25,000, and (b) specific pre-approval of all other permitted services and any proposed services exceeding these pre-approved dollar amounts. As a practical matter, we require all proposed services to be performed by E&Y to be pre-approved by the F&A Committee.

The term of any general pre-approval is twelve months from the date of pre-approval, unless the F&A Committee considers a different period and states otherwise. The F&A Committee will annually review and pre-approve a dollar amount for each category of services that may be provided by E&Y without requiring further approval from the F&A Committee. The policy describes the audit, audit-related, tax and all other services that have this general pre-approval, and the F&A Committee may add to, or subtract from, the list of general pre-approved services from time to time.

In connection with this pre-approval policy, the F&A Committee will consider whether the categories of pre-approved services are consistent with the SEC’s rules on auditor independence. The F&A Committee will also consider whether the independent auditor may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is necessarily determinative.

The F&A Committee is also mindful of the relationship between fees for audit and non-audit services, in deciding whether to re-approve any such services. It may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other services.”

The F&A Committee pre-approved all audit and non-audit fees of E&Y during fiscal year 2005.

Ernst & Young Fees

The following table sets forth approximate aggregate fees billed to us for fiscal years 2005 and 2004 by E&Y:

Fees	2005	2004
Audit Fees(1)	$10,118,552	$4,905,000
Audit Related Fees(2)	491,609	270,924
Tax Fees(3)	10,000	539,000
All Other Fees(4)	128,566	379,773

TOTAL FEES	$10,748,728	$6,094,697

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits or accounting consultation.
(2)	Audit related fees for fiscal year 2004 consisted of services with respect to the audits of benefit plans, other attestation services and accounting consultation. Audit related fees for fiscal year 2005 consisted of services with respect to the Statement of Auditing Standards No. 70 examinations related to Oracle’s On-Demand business, other attestation services and accounting consultation.
(3)	Tax fees consisted of fees for services related to tax compliance and reporting and tax consulting.
(4)	All other fees for fiscal year 2004 consisted principally of services with respect to contract compliance. All other fees for fiscal year 2005 consisted principally of services with respect to tax compliance for overseas PeopleSoft, Inc. employees.

Required Vote

The ratification of the selection of E&Y requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at our Annual Meeting.

The Board of Directors recommends a vote FOR the

ratification of the selection of Ernst & Young LLP.

STOCKHOLDER PROPOSALS

From time to time, certain of our stockholders submit proposals they believe should be voted upon by the stockholders. The SEC has adopted regulations that govern the inclusion of such proposals in our annual proxy materials. Stockholder proposals for inclusion in our proxy statement and form of proxy relating to our 2006 Annual Meeting of Stockholders must be received by May 2, 2006. If we are not notified of a stockholder proposal by July 19, 2006, then the management personnel who have been appointed as proxies may have the discretion to vote against such stockholder proposal, even though such proposal is not discussed in the proxy statement. Stockholder proposals should be addressed to Daniel Cooperman, Senior Vice President, General Counsel & Secretary, Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, a householding notice will be sent to stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials, and they will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.

If any stockholders in your household wish to receive a separate annual report and a separate proxy statement, they may call our Investor Relations group at 650-506-4073 or write to Investor Relations, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065. They may also send an email to our Investor Relations Group at investor_us@oracle.com. See also http://www.oracle.com/investor. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

By Order of the Board of Directors,

DANIEL COOPERMAN

Senior Vice President, General Counsel and Secretary

All stockholders are urged to complete, sign, date and return the accompanying proxy card or voting instruction card in the enclosed postage-paid envelope or to vote electronically via the Internet or telephone. Thank you for your prompt attention to this matter.

APPENDIX A

CHARTER OF THE

FINANCE AND AUDIT COMMITTEE OF

THE ORACLE CORPORATION BOARD OF DIRECTORS

(As last amended by the Board of Directors on August 1, 2005)

I.	PURPOSE

The primary function of the Finance and Audit Committee (the “Committee”) is to provide advice with respect to the Corporation’s financial matters, to oversee the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation, to assist the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance, and to evaluate merger and acquisition transactions and investment transactions proposed by the Corporation’s management. Consistent with this function, the Committee endeavors to encourage continuous improvement of, and foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Corporation’s independent accountants and internal audit department.

•	Evaluate the Corporation’s quarterly financial performance as well as its compliance with laws and regulations.

•	Oversee management’s establishment and enforcement of financial policies and business practices that are designed to manage business and financial risk and to comply with significant legal, regulatory and ethical requirements.

•	Provide an open avenue of communication among the independent accountants, financial and senior management, counsel, the internal audit department, and the Board of Directors.

•	Review and, in its discretion, approve merger and acquisition and investment transactions proposed by the Corporation’s management.

Section IV of this Charter sets forth the primary responsibilities and duties of the Committee. The Committee may, in its discretion, also review reports from management on other finance, legal and administrative issues to the extent that it deems appropriate or necessary.

II.	COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. An independent director for purposes of the Committee is a director who:

1.	is not and has not been employed by the Corporation or any subsidiary of the Corporation for at least three years;

2.

has not accepted, nor has a family member (i.e., any person who is a relative by blood, marriage, or adoption, including any in-law, or who has the same residence address) who has accepted, any payments (including loans and political contributions) from the Corporation or any subsidiary of the

APPENDIX A

Corporation in excess of $60,000 during any twelve consecutive months within the three years preceding any determination of independence, other than compensation for board service, payments arising solely from investments in the Corporation’s securities, compensation paid to a family member who is not an executive officer of the Corporation or any subsidiary of the Corporation, benefits under a tax-qualified retirement plan or non-discretionary compensation;

3.	does not have a family member who is, or during the past three years was, employed by the Corporation or any subsidiary of the Corporation as an executive officer;

4.	is not, nor has any family member of the director who is, a partner (other than a limited partner) in, or controlling shareholder or executive officer of, any organization to which the Corporation made, or from which the Corporation received, payments for property or services (other than those arising solely from investments in the Corporation’s securities or made under non-discretionary charitable contribution matching programs) that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in the current fiscal year or any of the prior three fiscal years;

5.	is not, nor has any family member who is, employed as an executive officer of another entity for which any of the Corporation’s executive officers presently serves as a compensation committee member or has done so during the past three years;

6.	is not and was not, nor has any family member of the director who is or was, a partner or employee of the Corporation’s outside auditor and worked on the Corporation’s audit engagement during any of the past three fiscal years;

7.	does not accept any consulting, advisory or other compensatory fee, either directly or indirectly, other than in the member’s capacity as a board or committee member or fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Corporation that are not contingent upon continued service; or

8.	is not an affiliated person of the Corporation or any subsidiary of the Corporation, other than via board membership.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have past employment experience in accounting or related financial management, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The management will update the Committee on relevant current accounting topics and otherwise assist the Committee in maintaining an appropriate level of financial literacy.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board. Each member of the Committee shall serve until the next annual organizational meeting of the Board or until his or her successor has been duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall hold such regular meetings as may be necessary, but not less than quarterly, and such special meetings as may be called by the Chairman of the Committee. As part of its effort to foster open communication, the Committee shall meet annually (or more frequently as it deems appropriate) with management, the general counsel, the director of the internal audit department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should

APPENDIX A

be discussed privately. In addition, the Committee or its Chair should meet with the independent accountants and management quarterly to review the Corporation’s financial statements consistent with IV.4 below. The Committee shall maintain minutes of all of its meetings and will report its activities to the Board at each Board meeting.

IV.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

Documents/Reports Review

1.	Review this Charter periodically, at least annually, and update as conditions dictate. Submit the Charter to the Board of Directors for approval and have the Charter published at least every three years in the Corporation’s proxy statement.

2.	Review the Corporation’s quarterly financial statements and any other reports or financial information deemed appropriate by the Committee, including any certification, report, opinion, or review rendered by the independent accountants.

3.	Review the regular internal reports to management prepared by the internal audit department and management’s response to such reports.

4.	Review with financial management of the Corporation the Form 10-Qs and the Form 10-Ks prior to filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

5.	Prepare a report to be included in the Corporation’s proxy statement for each annual meeting that discloses whether the Committee has reviewed the financial statements with management and discussed Statement on Auditing Standards No. 61 (Communicating with Audit Committees) and Independence Standards Board Standard No. 1 (Auditor Independence) with the independent accountants, and if it has recommended to the Board of Directors that the audited financial statements be included in the Form 10-K.

Control Processes

6.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal audit department.

7.	Establish regular and separate systems of reporting to the Committee by management, the independent accountants, and the internal auditors regarding management’s preparation of the financial statements.

8.	Review with management and the independent accountants on an annual basis, the Corporation’s critical accounting policies.

9.	Review the disclosures made by the Corporation’s principal executive officer and principal financial officers regarding compliance with their certification requirements under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Corporation’s internal controls for financial reporting and disclosure controls and procedures.

10.	Review with management and the independent accountants at the completion of the annual examination:

•	The Corporation’s annual financial statements and related footnotes.

•	The independent accountants’ audit of the financial statements and their report thereon.

•	Any significant changes required in the independent accountants’ audit plan.

APPENDIX A

•	Any serious difficulties or disputes with management encountered during the course of the audit.

•	The existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details of material accruals and reserves.

•	Other matters related to the conduct of the audit that are communicated to the Committee under generally accepted auditing standards.

11.	Review any significant disagreement among management and the independent accountants or the internal audit department in connection with the preparation of the financial statements.

12.	Make and approve recommendations to change or improve the financial and accounting practices and evaluate their implementation.

Independent Accountants

13.	Recognizing that the independent accountants are ultimately accountable to the Committee and the Board of Directors, select the independent accountants, considering their independence and effectiveness. The Committee has the sole authority to appoint, retain and terminate the independent accountants of the Corporation, including sole authority to approve all audit engagement fees and terms and all non-audit services to be provided by the independent accountants. The Committee must pre-approve all non-audit services to be provided by the Corporation’s independent accountants. The Committee may, from time to time, delegate its authority to approve non-audit services on a preliminary basis to one or more Committee members, provided that such designees present any such approvals to the full Committee at the next Committee meeting.

14.	The Committee shall be directly responsible for the oversight of the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation (subject, if applicable, to stockholder ratification). Each such accounting firm shall report directly to the Audit Committee.

15.	On an annual basis, the Committee shall receive from the independent accountants a formal written statement regarding the independent accountants’ independence and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence.

16.	On an annual basis, the Committee shall receive from the independent accountants a written report regarding the auditor’s internal quality control procedures and any major issues raised by internal or regulatory reviews.

17.	Review the performance of the independent accountants, including that of the lead partner, and discharge the independent accountants or lead partner when circumstances warrant.

18.	Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

19.	Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

20.	Review practices for the Corporation’s hiring of current or former employees of the independent accountants.

Internal Auditors

21.	Review and evaluate the process used in establishing the annual internal audit plan.

APPENDIX A

22.	Consider, in consultation with the director of internal audit, the audit scope and role of the internal auditors.

23.	Review and evaluate the scope, risk assessment, and nature of the internal auditors’ plan and any subsequent changes, including whether or not the internal auditors’ plan is sufficiently linked to the Corporation’s overall business objectives and management’s success and risk factors.

24.	Consider and review with management and the director of internal audit:

•	Significant findings during the year and management’s responses thereto, including the timetable for implementation of the recommendations to correct weaknesses in internal control.

•	Any difficulties encountered in the course of internal audits, including any restrictions on the scope of work or access to required information.

•	Any changes required in the planned scope of the audit plan of the internal audit department.

•	The internal audit department’s budget, staffing, qualifications and performance.

25.	At least annually, the Committee shall evaluate the performance of the senior officer or officers responsible for the internal audit function of the Corporation, including the objectivity of such officer or officers, and shall convey its findings and conclusions to management.

Acquisition Transactions and Investment Transactions

26.	The Committee shall consider acquisition and investment candidates identified by the Corporation’s management.

Miscellaneous

27.	Oversee the Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s Code of Conduct and Business Ethics and receive reports from the Chief Compliance Officer.

28.	Establish Procedures for:

•	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

•	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

29.	Ensure that management has the proper review system in place to ensure that the Corporation’s financial statements, reports, and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

30.	Perform any other activities consistent with this Charter, the Corporation’s By-laws, and governing law as the Committee or the Board deems necessary or appropriate.

31.	The Committee shall have the power to hire legal, financial or other advisors as they may deem necessary in their best judgment with due regard to cost, without the need to obtain the prior approval of any officer of the Corporation. The secretary of the Corporation will arrange for payment of the invoices of any such third party.

32.	In connection with its oversight responsibilities, the Committee shall be directly responsible for the resolution of disagreements between management and the independent accountants regarding the Corporation’s financial reporting.

APPENDIX A

The Committee’s function is one of oversight and, therefore, the Committee does not serve to relieve the Corporation’s management of its responsibility to prepare accurate and fairly presented financial statements in accordance with generally accepted accounting principles. Although the Committee is directly responsible for the appointment, compensation, retention and oversight of the independent accountants, the Committee’s function does not relieve the independent accountants of their responsibilities relating to the audit or review of the Corporation’s financial statements. It is not the duty of the Committee to conduct investigations, or to assure compliance with regulations, laws or the Corporation’s business practices or code of ethics. Furthermore, while the Committee is responsible for reviewing the Corporation’s policies and practices with respect to risk assessment and management, it is the responsibility of the principal executive officer and senior management to determine the appropriate level of the Corporation’s exposure to risk.

ADMISSION TICKET

Oracle Corporation 2005 Annual Meeting of Stockholders

October 10, 2005

10:00 a.m., Pacific Time

Oracle Corporation Conference Center

350 Oracle Parkway

Redwood City, California 94065

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4290-PS05	C14902

ORACLE CORPORATION ATTN: INVESTOR RELATIONS 500 ORACLE PARKWAY MAIL STOP 5OP6 REDWOOD SHORES, CA 94065

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ORACLE CORPORATION

1. ELECTION OF DIRECTORS

Nominees: 01) Jeffrey O. Henley, 02) Lawrence J. Ellison, 03) Donald L. Lucas, 04) Michael J. Boskin, 05) Jack F. Kemp, 06) Jeffrey S. Berg, 07) Safra A. Catz, 08) Hector Garcia-Molina, 09) Joseph A. Grundfest, 10) H. Raymond Bingham and 11) Charles E. Phillips, Jr.

Vote On Proposals

2. PROPOSAL FOR THE APPROVAL OF THE ADOPTION OF THE FISCAL YEAR 2006 EXECUTIVE BONUS PLAN.

3.	PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING MAY 31, 2006.

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Electronic Voting Alternatives

Are you voting electronically? This year? Next year?

Although you received your proxy materials by mail this year, you can still vote the shares conveniently by telephone or by the Internet. Please see the reverse side for instructions.

Additionally, you can choose to receive next year’s proxy materials (Form 10-K, proxy statement, and voting form) electronically via e-mail. If you wish to accept this offer, you will need to provide your e-mail address and the last 4 digits of your Social Security number before you click the final submission button as you cast your vote this year on the Internet at http://www.proxyvote.com. By choosing to become one of Oracle’s electronic recipients, you help support Oracle in its efforts to reduce printing and postage costs.

If you choose the option of electronic delivery of proxy materials and voting via the Internet, you will receive an e-mail before the next annual stockholders’ meeting, notifying you of the website containing both the proxy statement and Form 10-K to be viewed before casting your vote at http://www.proxyvote.com

ORACLE CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

OCTOBER 10, 2005

The undersigned hereby appoints LAWRENCE J. ELLISON, JEFFREY O. HENLEY and DANIEL COOPERMAN, or any of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of ORACLE CORPORATION, to be held on Monday, October 10, 2005, at 10:00 a.m., in the Oracle Corporation Conference Center, 350 Oracle Parkway, Redwood City, California, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE ELEVEN NOMINEES FOR ELECTION, FOR THE APPROVAL OF THE ADOPTION OF THE FISCAL YEAR 2006 EXECUTIVE BONUS PLAN AND FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.